    Exhibit 107
Calculation of Filing Fee Table
Form S-8
HEALTHEQUITY, INC.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	4,085,000(2)	$84.90	$346,816,500	$147.60 per $1,000,000	$51,190.12
Total Offering Amounts					$346,816,500		$51,190.12
Total Fee Offsets							$0.00
Net Fees Due							$51,190.12
(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement on Form S-8 (the “Registration Statement”) to which this exhibit relates shall also cover any additional shares of common stock, par value $0.0001 per share (“Common Stock”) of HealthEquity, Inc. (the “Registrant”) that become issuable under the HealthEquity, Inc. 2024 Equity Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(2)Represents the 4,085,000 Common Shares of the Company reserved and available for issuance under the 2024 Equity Incentive Plan.
(3)Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, based on the average of the high and low sales prices of the Registrant’s Common Stock as reported on The NASDAQ Global Select Market on June 28, 2024.

Table 2: Fee Offset Claims and Sources
Not Applicable